UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13449	94-2665054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550 San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

(408) 944-4000

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	QMCO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Hugues Meyrath’s appointment as President and Chief Executive Officer of Quantum Corporation (the “Company”), on June 12, 2025, Mr. Meyrath entered into an offer letter (the “Offer Letter”) with the Company providing for the following terms: (a) annual base salary of $550,000; (b) participation in the Company’s bonus program with a target bonus equal to 100% of his base salary, with the actual payout to be based on company and individual performance; and (c)(i) 100,000 restricted stock units (“RSUs”) and (ii) an option to purchase 100,000 shares of common stock (collectively, the “New Hire Awards”), each of which will vest annually in four equal installments on each anniversary of the grant date, subject to continued employment. Subject to approval by the Leadership and Compensation Committee (the “LCC”) of the Company’s board of directors (the “Board”) and the availability of shares under the Company’s Long-Term Incentive Plan, the New Hire Awards will be granted effective as of July 1, 2025. In addition, subject to approval by the LCC and the Board, Mr. Meyrath will also have the opportunity to be granted additional performance-based RSUs, which will vest according to achievement of specific performance metrics approved by the Board.

Mr. Meyrath also entered into a Change of Control Agreement with the Company (the “Change of Control Agreement”) on June 12, 2025, under which, if a Change of Control (as defined in the Change of Control Agreement) of the Company occurs and within the period beginning three (3) months prior to and ending twelve (12) months following the Change of Control (the “Change of Control Period”), Mr. Meyrath’s employment with the Company ends as a result of an Involuntary Termination (as defined in the Change of Control Agreement), the Company will provide to Mr. Meyrath the following severance payments and benefits:

•	a lump sum cash payment equal to eighteen (18) months of his then-annual base salary and target bonus,

•	100% accelerated vesting of his then-outstanding equity awards, and

•	a lump sum cash payment equal to eighteen (18) months’ worth of COBRA premiums.

In addition, under the terms of the Offer Letter and outside of the Change of Control Period, if Mr. Meyrath’s employment with the Company is Involuntarily Terminated, the Company will provide to Mr. Meyrath the following severance payments and benefits:

•	a lump sum cash payment equal to twelve (12) months of his then-annual base salary, and

•

reimbursement of premiums for twelve (12) months continued COBRA coverage for Mr. Meyrath and his eligible dependents (or such earlier date that Mr. Meyrath is no longer eligible for COBRA), subject to the terms set forth in the Offer Letter.

The severance payments described above are subject to Mr. Meyrath entering into and not revoking a release of claims in favor of the Company.

The foregoing descriptions of the Offer Letter and the Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Offer Letter and the Change of Control Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 12, 2025, the Board approved an amendment to the Company’s Amended and Restated Bylaws to reduce the quorum requirement for transacting business at meetings of stockholders to one-third of the capital stock issued and outstanding and entitled to vote. The foregoing summary of the amendment to the Company’s Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, as amended, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws (as amended as of June 12, 2025).

10.1#	Offer Letter dated June 12, 2025 by and between the Company and Hugues Meyrath.

10.2#	Change of Control Agreement dated June 12, 2025 by and between the Company and Hugues Meyrath.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2025	QUANTUM CORPORATION

	By:	/s/ Lewis W. Moorehead
	Name:	Lewis W. Moorehead
	Title:	Chief Financial Officer